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                                                                   Exhibit 10.34


EMPLOYMENT AGREEMENT (this "Agreement") between DELIA*S CORP., a Delaware corporation (the "Company', and STEPHEN I. KAHN, an individual resident in the State of New York (the "Executive") dated as of April 24, 2001.

                                   WITNESSETH:

WHEREAS, the Executive has been employed by the Company, since its inception, as its Chairman, CEO and President, pursuant to an employment agreement dated as of April 5, 1999 (the "ITURF AGREEMENT); and

WHEREAS, the Executive has also been employed as Chairman and President of dELiA* Group Inc., a wholly owned subsidiary of the Company (and, prior to its merger with and into a wholly owned subsidiary of the Company, the parent of the Company, known as dELiA*s Inc. ("Old DELIA*S')), pursuant to an employment agreement dated as of December 18, 1996 (the "DELIA*S AGREEMENT"); and

WHEREAS, the Company recognizes that the Executive's contribution to the growth and success of its businesses has been substantial, and the Company desires to assure itself of the Executive continued employment in its businesses in a senior executive capacity; and

WHEREAS, the Executive desires to commit himself to serve the Company on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Executive and the Company hereby agree as follows:

1.    EMPLOYMENT AND DUTIES.

      a. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth in this Agreement. The Executive will be the Company's Chief Executive Officer and the executive chairman of its board of directors (the "Board") for the Employment Period (as defined below) and shall have the duties, authorities, responsibilities and perquisites generally commensurate with such positions, including the authority to manage all aspects of the operations of the Company and its Affiliates (as defined below). The Company shall continue to nominate the Executive as a director of the Company during the Employment Period consistent with the Company's By-Laws. During the Employment Period, the Company will not, without the Executive's prior written consent, (i) appoint any other person to hold the office or to possess or exercise the powers of the Chief Executive Officer of the Company or (ii) permit the Company's bylaws pertaining to such office to be amended in any respect.

      b. The Executive shall devote substantially his full business time to the performance of his duties for the Company and its Affiliates, but it shall not be a violation of this Agreement for the Executive, during or after the Employment Period, to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking

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            engagements or teach at educational institutions or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

      c. For purposes of this Agreement, the term "AFFILIATE" shall mean any corporation, entity or firm of which the Company (or any corporation, entity or firm controlling, controlled i by or under common control with, the Company) has at least a 49% equity or voting interest.

2. COMPENSATION. As compensation for all services to be rendered by the Executive during his, employment under this Agreement, the Executive shall be entitled to receive:

      a. A base salary (the "Base Salary") at the initial annual rate of $270,000, which Base Salary shall be payable in equal installments at least twice a month, and shall be subject to increase, but not decrease, as provided below. The Base Salary shall be increased by no less than 5% each January 1 during the Employment Period, commencing on January 1, 2002. In addition and without limiting any such 5% increase, the Company may, in the sole and absolute discretion of the Board, from time to time increase, but not decrease, the Base Salary; and

      b. Such bonuses as the Board may, from time to time, consider appropriate; and

      c. The benefits and perquisites otherwise provided hereunder or otherwise customarily provided by the Company to its Chairman and Chief Executive Officer.

3.    Term.

      a. The "EMPLOYMENT PERIOD" shall, for purposes of this Agreement, commence on the date hereof and continue until December 31, 2006; PROVIDED, that the initial Employment Period shall automatically be extended, subject to earlier termination as provided in this Section 3, for additional one-year periods unless the Company or the Executive gives written notice to the other, at least 90 days prior to the scheduled expiration of the initial Employment Period or the then additional one-year period, of the termination of the Executive's employment hereunder at the end of such Employment Period. Notwithstanding the foregoing, the Employment Period shall terminate on the earliest of: (i) Executive's death or permanent disability or incapacity (if in the good faith determination of the Board, such disability or incapacity has prevented the Executive from performing his material duties and obligations under this Agreement during any period of 270 consecutive days and the Company gives notice to the Executive not earlier than 30 days and not later than 90 days after the expiration of such period (in which case the Executive's employment under this Agreement shall terminate when that notice is given)) ("Disability"); (ii) the Executive's resignation with or without Good Reason (as defined below); or (iii) the Company's termination of the Executive's employment at any time for Cause (as defined below) pursuant to written notice to the Executive.

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      b.    For purposes of this Agreement, the term "CAUSE" shall mean (i) a material breach of this Agreement by the Executive that, if capable of being remedied, the Executive fails to remedy within 30 days after written notice, (ii) Executive's conviction of a felony (other than a traffic infraction) causing material harm to the Company's business, or (iii) willful misconduct or gross negligence in the performance of the Executive's duties to the Company, which conduct is material and demonstrably injurious to the Company and, if capable of being remedied, is not remedied within 30 days. No act, or failure to act, on the Executive's part shall be considered willful for purposes of determining whether Cause exists unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company or its Affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause pursuant to this Agreement unless notice thereof is given within 90 days after a Board member (other than the Executive) has knowledge of the acts or omissions constituting Cause and until the Executive shall have had a reasonable opportunity to meet, together with his legal ' counsel, with the Board, and there shall thereafter have been delivered to the Executive: (A) a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board duly called, and held for the specific purpose of making a determination of whether Cause for termination exists, which resolution states that, in the good faith opinion of the entire Board, the Executive was guilty of misconduct as set forth above and (B) a specification of the particulars of such misconduct, which specification may be from the Company or its outside counsel. Any dispute as to the existence of Cause may be submitted to arbitration as provided below, and Cause shall not be deemed to exist during the pendency of any such arbitration proceeding. Notwithstanding anything in this Agreement to the contrary, a notice by the Company of a non-renewal of the Employment Period pursuant to Section 3.a. hereof shall be deemed an involuntary termination of Executive by the Company without Cause as of the end of the then Employment Period.

      c. The Executive may, at any time during the Employment Period by written notice to the Company, terminate the Employment Period for Good Reason effective upon such notice. The term "GOOD REASON" means: (i) any material diminution of the Executive's positions, duties, perquisites or responsibilities hereunder (except in connection with the termination of the Executive's employment for Cause, for Disability or as a result of the Executive's death), failure to be continued in the position of either Chief Executive Officer or executive chairman of the Board, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's positions as Chief Executive Officer and executive chairman of the Board, or any violation by the Company of the last sentence of Section 1.a. above; (ii) a material breach by the Company of any material provision of this Agreement that the Company fails to remedy or cease within 30 days after written notice thereof to the Company;
            (iii) a relocation by the Company of the Executive's offices to a geographic location outside the metropolitan New York area; or
            (iv) failure of the Company to deliver to the Executive within 30 days time after assignment of this Agreement by the Company, a written agreement from the assignee

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            to assume and agree to perform this Agreement. Notwithstanding the foregoing, the Executive's voluntary relinquishment of his position or title as Chief Executive Officer of the Company while he continues as executive chairman of the Board (as evidenced by his express written agreement to do so specifically referring to this provision) shall not be considered Good Reason hereunder.

4.    SEPARATION PAYMENTS.

      a. DEATH OR DISABILITY. In the event of termination of the Executive's employment upon his death or Disability, the Company shall (i) pay to Executive any compensation earned but not yet paid, including, without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued unpaid vacation pay and any unreimbursed expenses or other amounts payable - pursuant to
            Section 5 hereof (collectively "Accrued Amounts"), which Accrued Amounts shall promptly be paid in a lump sum to the Executive or, in the case of the Executive's death, his estate; (ii) pay the Executive a prorated bonus for the fiscal year of termination (based on the ratio of the number of days in such fiscal year that the Executive was employed with Company to the actual total number of days in such full fiscal year) based upon actual results for the full fiscal year, payable at the time the bonus for such year would otherwise have been paid (the "PRO RATA BONUS"); (iii) pay any other amounts or benefits owing to the Executive or his dependents under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of the Company in accordance with the terms of such plans and programs (the "PLAN BENEFITS"); and (iv) pay 100% of the COBRA premiums for the remainder of the then Employment Period
            (as if such period had not been terminated), but in no event less than one year for the health benefts of the Executive and his dependents at the benefit level elected by the Executive and his dependents (the "COBRA BENEFIT"). Except as otherwise provided in this Agreement, the Executive shall not be entitled to receive his Base Salary, any severance pay or any fringe benefits for periods after such termination of the Employment Period upon death or Disability.

      b. TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. In the event of termination of the Executive's employment by the Company for Cause or by the Executive other than for Good Reason, the Company shall promptly pay to the Executive, in a lump sum, his Accrued Amounts through the date of termination and his Plan Benefits. Except as otherwise provided in this Agreement, Executive shall not be entitled to receive his Base Salary, any severance pay or any fringe benefits for periods after such termination of his employment or any bonus not previously paid.

      c. TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If THE EXECUTIVE'S EMPLOYMENT IS TERMINATED by the Company without Cause or by the Executive for Good Reason, then Executive shall be entitled to: (i) continued payment of the Executive's Base Salary at the highest rate in effect during the 12-month period immediately preceding his termination for the remainder of the then Employment Period (as if such period had not been terminated), but in no event less than one year; (ii) payment to within ten days of termination of all Accrued Amounts; (iii) payment of the

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            Pro Rata Bonus; (iv) his Plan Benefits; (v) the COBRA Benefit and
            (vi) continued use of the automobiles described in Section 5.b. hereof for the remainder of their respective lease terms at no after-tax cost to the Executive. The provisions of this Section shall constitute Executive's sole and exclusive remedy in connection with termination of his employment hereunder by the Company without Cause or by the Executive for Good s Reason.

      d. Change of Control. In the event of a "Change of Control" (as defined in the Amended and Restated iTurf 1999 Stock Incentive Plan (the "1999 Plan's in the Company, if the Executive's employment terminates other than for Cause, Disability or death then the Company shall pay to the Executive within 10 days thereof (i) all Accrued Amounts, (ii) a lump sum equal to the amount of Base Salary to which the Executive would have been entitled between the date of the Change of Control and the remainder of the then Employment Period if he had remained in the employment of the Company through that period, but in no event less than two years' Base Salary, (iii) Executive's full bonus for the year of termination calculated as if all target goals had been met, (iv) his Plan Benefits, (v) the COBRA Benefit for a period of up to two years and (vi) continued use of the automobiles described in Section 5.b. hereof for the remainder of their respective lease terms at no after-tax cost to Executive.

      e. TREATMENT OF RESTRICTED STOCK AND OPTIONS. Any provisions of the 1999 Plan, the dELiA*s Inc. 1998 Stock Incentive Plan and the dELiA*s 1996 Stock Incentive Plan (together, the "Plans") or any agreements with the Executive governing any Restricted Stock or Options to the contrary notwithstanding, all of the Restricted Stock and Options currently held by the Executive or hereafter issued to the Executive shall fully vest immediately upon (i) a Change in Control of the Company, (ii) Executive's death or termination for Disability (iii) a termination of employment by the Company without Cause or (iv) a termination of employment by the Executive for Good Reason. Capitalized terms used, but not otherwise defined, in this
            Section 4.e. shall have the definitions ascribed to such terms in the 1999 Plan.

5.    EXPENSES; FRINGE BENEFITS. During the Employment Period:

      a. The Company shall reimburse the Executive for all expenses incurred by him in the course of performing his duties under this Agreement in accordance with the Company's policies in effect from time to time with respect to reimbursement of expenses, including the Company's requirements with respect to reporting and documentation of such expenses.

      b. The Executive shall be entitled to six weeks' paid vacation each fiscal year, which vacation time may be carried over from year to year if unused.

      c. The Company shall provide the Executive with medical insurance, disability insurance and life insurance under policies no less favorable to the Executive than the ones (i) currently in effect and
            (ii) offered from time to time to the Company's other senior executive officers. In addition, the Company may obtain key-man term life insurance on

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            the life of the Executive, and the Company shall be the beneficiary under such policy. During the Employment Period, the Company shall maintain term life insurance coverage on the life of the Executive in the amount of $5,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy. If the Company is not able to obtain such policy due to Executive's physical examination results, an AD&D (accidental death and dismemberment) policy of an equivalent amount will be obtained in lieu of the term life insurance coverage.

      d. The Company shall provide the Executive with the use of two automobiles of at least the same quality as the two he currently uses, and shall pay all expenses reasonably incurred in connection with his use of those automobiles.

      e. The Company shall provide the Executive with an annual allowance of $40,000 ("ANNUAL ALLOWANCE") to be applied, in the Executive's discretion, in any combination to one or more of the following: tax return preparation, financial consulting, estate planning and/or life/disability insurance premiums or similar professional services. The Company shall also make annual tax gross-up payments to Executive in an amount equal to the federal, state and local income taxes and payroll taxes Executive incurs on the sum of (i) the Annual Allowance and (ii) the tax gross-up payment made under this
            Section 5.e.

      f. The Company shall provide the Executive with an office and secretarial support commensurate with the Executive's position as Chief Executive Officer and Chairman of the Company.

6.    NON-COMPETITION.

      a. The Executive agrees that during the Employment Period and for a period of one year from the termination thereof (the "NON-COMPETITION PERIOD"), he will not directly, either for his own account or for the benefit of any person, firm or corporation, engage in any business activity, whether as a consultant, representative, employee, executive, officer, director or manager, directly competitive with a business of the Company (a "COMPETING BUSINESS ACTIVITY") in the geographical areas in which the Company does such business at the time the determination as to the Executive's activity is being made under this Section, but in no event later than the date of termination of the Employment Period; PROVIDED, HOWEVER, that a business activity shall not be deemed to be a Competing Business Activity if the Executive does not have direct involvement in the particular competing activity engaged in by the Company.

      b. During the Non-Competition Period, the Executive shall not directly or indirectly own or be a stockholder, partner of, or otherwise have an ownership interest in any company that is engaged in a Competing Business Activity; provided, however, that this provision shall not restrict the Executive from: (i) holding not more than a 5% interest in any publicly held or traded company; (ii) investing in any mutual fund which is publicly traded or managed by a major financial institution; or (iii) so long as his interest is not

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            more than 5% of total invested capital, investing in any hedge fund, private equity fund, venture capital fund or other investment vehicle managed by a third party.

      c. During the Non-Competition Period, the Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any non-clerical employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any non-clerical employee thereof, (ii) hire any person who was a non-clerical employee of a the Company or any Affiliate at the time of the termination of the Employment Period or (iii) induce or attempt to induce any material customer, supplier, licensee, licensor, franchisee or consultant of the Company or Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, consultant or and the Company or any Affiliate. Notwithstanding anything to the contrary contained herein, the Executive's obligation under clause (ii) of the preceding sentence shall terminate six months after an acquisition of the Company by an unrelated third party.

      d. In the event any covenant made in this Agreement shall be more restrictive than permitted by applicable law, such covenant shall be limited to the extent so permitted. Nothing in this Agreement shall be construed as to prevent the Company from pursuing any and all remedies available to it for the breach or threatened breach of covenants made in this Agreement, including recovery of money damages or temporary or permanent injunctive relief. Accordingly, the Executive acknowledges that the remedy at law for breach of the provisions of this Agreement may be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.

      e. Notwithstanding anything to the contrary contained in this Section 6, (i) nothing contained in this Section 6 shall be construed so as to prohibit the Executive from being employed by a company or entity that engages in a Competing Business Activity so long as the Executive is not responsible for, does not report to or have any involvement, whether direct or indirect, with any division or unit of such company or entity engaged in such Competing Business Activity, and (ii) this Section 6 shall be of no force or effect in the event the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason.

7. CONFIDENTIALITY. The Executive acknowledges that the information, trade secrets, observations, confidential knowledge and data obtained by him while employed by the Company concerning the business, new, planned or existing products and services, or affairs of the Company, its customers or any Affiliate of the Company ("CONFIDENTIAL INFORMATION") are the property of the Company or such Affiliate. Therefore, the Executive agrees that he shall not, at any time during or after his employment under this Agreement, disclose to any third party except in the performance of his duties hereunder or as may be required by law or judicial or administrative process, any Confidential Information, except for such information which is or has become publicly available other than through the Executive's violation of this Section 7.

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The Executive shall deliver to the Company (or destroy) at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, printouts and software and other documents and data (and all copies thereof) relating to the Confidential Information, work product or the business of the Company or any Affiliate which he may then possess or have under his control.

8. THE EXECUTIVE'S REPRESENTATIONS. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, and
(ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has been given the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.    SECTION 280(G) GROSS UP.

      a. In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "COMPANY PAYMENTS"), and such Company Payments will be subject to the tax (the "EXCISE TAX") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the "GROSS-UP PAYMENT") such that the net amount retained by the Executive after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph
            (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

      b. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "TOTAL PAYMENTS") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280(G)(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code
            Section 280(G)(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280(G)(b)(2)) or tax counsel selected by such accountants (the "ACCOUNTANTS") such Total Payments (in whole or in part) either do not constitute "parachute payments,"

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            represent reasonable compensation for services actually rendered within the meaning of Section 280(G)(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280(G) of the Code.

      c. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and' locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time that the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

      d. The Gross-up Payment or portion thereof provided for in Section 10.c. above shall be paid not later than the 30th day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate as determined in good faith by the Accountant, of the minimum amount of such payment and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the
            Code), subject to further payments pursuant to Section 10.c.

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            hereof as soon as the amount thereof can reasonably be determined, but in no event later than the 90th day after the occurrence of the event subjecting the Executive, to the subsequently determined to have been due, such excess shall constitute a loan by the Company the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      e. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the' Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the, Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

      f. As between the Company and the Executive, the Company shall be responsible for all charges of the Accountants.

10.   INDEMNIFICATION.

      a. The Company shall indemnify the Executive in his capacity as an officer, employee, director, agent or fiduciary of the Company or any Affiliate to the fullest extent permitted by applicable law in effect on the date hereof or as such laws may from time to time be amended. Without diminishing the scope of the indemnification provided by this Section, the Executive's rights of indemnification hereunder shall include but shall not be limited to those rights set forth hereinafter, except to the extent expressly prohibited by applicable law. The Company also agrees to provide the Executive with Directors' and Officers' insurance coverage both during and, with regard to matters occurring during the Employment Period, after the Employment Period. Such coverage shall be at a level at least equal to the level being maintained at such time for the then current officers and directors of the Company or, if then being maintained at a higher level with regard to any prior period activities for officers or directors of the Company during such prior period, such higher amount with regard to Executive's activities during such prior period.

      b. The Executive shall be entitled to the indemnification rights provided in this Section 10.b. if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that the Executive is or was, either prior to or after the execution of this Agreement, an officer, employee, director, agent or fiduciary of the Company or any of its Affiliates, or any of their respective predecessors (including without limitation Old dELiA*s) or is or was serving at the request of the Company or its Affiliates (or their predecessors) as an officer, employee, director, agent

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

            or fiduciary of any other entity (including any Affiliate or predecessor) or by reason of anything done or not done by the Executive in any such capacity. Pursuant to this Section 10.b., the Executive shall be indemnified against all expenses (including attorneys' fees), costs, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit or proceeding (including, but not limited to, the investigation, defense or appeal thereof), if the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or any such Affiliate or predecessor and, with respect to any criminal action or proceeding, he had no reasonable cause to believe this conduct was unlawful.

      c. All reasonable expenses and costs incurred by the Executive (including his reasonable attorneys' fees, retainers and advances of disbursements) shall be paid by the Company in advance of the final disposition of the relevant action, suit or proceeding at the Executive's request within 20 days after the receipt by the Company of a statement or statements from him requesting such advance or advances from time to time.

      d. This Section 10 shall continue until and terminate upon the later of: (i) two years after Executive has ceased to occupy any of the positions described in Section 10.a. above; or (ii) the final termination of all pending or threatened actions, suits proceedings or investigations with respect to or involving the Executive.

11. No Mitigation. In the event of any termination of the Executive's employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts payable hereunder shall be paid without setoff or counterclaim.

12.   Miscellaneous.

      a. The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. No waiver of any term or condition of this Agreement shall be deemed to be a waiver of any subsequent breach of that term or condition or any breach of any other term or condition of this Agreement.

      b. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to a party at his or its address as follows (or at such other address as a party may DESIGNATE IN ANY NOTICE under this Agreement):

                  If to the Executive:
                                  Stephen I. Kahn
                                  c/o dELiA*s Corp.

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

                                  435 Hudson Street
                                  New York, NY 10014

                  If to the Company:
                                  dELiA*s Corp.
                                  435 Hudson Street
                                  New York, NY 10014
                                  Attention: General Counsel

      c. This Agreement shall be assigned to and shall inure to the benefit of any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all the assets of the Company or otherwise, and the Company shall cause any such successor to assume the Company's obligations under this Agreement (but no such assignment shall relieve the Company of its obligations under this Agreement),

      d. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements relating thereto, including without limitation the iTurf Agreement and the dELiA*s Agreement, all of which are merged herein. This Agreement cannot be changed or terminated except by a written agreement executed by the parties and shall be governed by the laws of the State of New York applicable to agreements made and to be performed therein.

      e. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same Agreement.

      f. At the election of either party, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in New York, New York under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The Company will reimburse the Executive for all legal fees and expenses, including without limitation arbitration fees, incurred by the Executive in connection with a dispute to the extent that the Executive's claim is not found by the arbitrator to be frivolous.

                            [SIGNATURE PAGE FOLLOWS]


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

                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                                 DELIA*S CORP.


                                                 by /s/ Timothy B. Schmidt
                                                   -----------------------------
                                                      Authorized Signatory


                                                 /s/ Stephen I. Kahn
                                                 -------------------------------
                                                 STEPHEN I. KAHN


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